                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*

                              Cellstar Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    150925204
                                 (CUSIP Number)

                                  July 31, 2005
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

-------------------                                           ------------------
CUSIP No. 150925204                    13G                    Page 2 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
                                                                          (b)[ ]
        Not Applicable

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      1,993,700
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      1,993,700

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,993,700

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.8%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IA

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 150925204                    13G                    Page 3 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
                                                                          (b)[ ]
        Not Applicable

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      1,993,700
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      1,993,700

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,993,700

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.8%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        CO

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 150925204                    13G                    Page 4 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
                                                                          (b)[ ]
        Not Applicable

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      1,993,700
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      1,993,700

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,993,700

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.8%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 150925204                    13G                    Page 5 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
                                                                          (b)[ ]
        Not Applicable

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      1,993,700
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      1,993,700

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,993,700

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        9.8%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 150925204                    13G                    Page 6 of 13 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Funds, Inc.

--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)
                                                                          (a)[ ]
                                                                          (b)[ ]
        Not Applicable

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER

  NUMBER OF           None

   SHARES      -----------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY
                      870,000
  OWNED BY
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING           None

   PERSON      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
    WITH
                      870,000

--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        870,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        CO

--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

                 Cellstar Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:

                 1730 Briercroft Court
                 Carrollton, TX 75006

Item 2(a)   Name of Person Filing:

                 Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of Artisan Partners ("Artisan Corp.")
                 Andrew A. Ziegler
                 Carlene Murphy Ziegler
                 Artisan Funds, Inc. ("Artisan Funds")

Item 2(b)   Address of Principal Business Office:

                 Artisan Partners, Artisan Corp., Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at:
                 875 East Wisconsin Avenue, Suite 800
                 Milwaukee, WI 53202

Item 2(c)   Citizenship:

                 Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                 Mr. Ziegler and Ms. Ziegler are U.S. citizens
                 Artisan Funds is a Wisconsin corporation

Item 2(d)   Title of Class of Securities:

                 Common Stock

Item 2(e)   CUSIP Number:

                 150925204

Item 3      Type of Person:

                 (d) Artisan Funds is an Investment Company under section 8 of the Investment Company Act.

                 (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4      Ownership (at July 31, 2005):

                 (a)  Amount owned "beneficially" within the meaning of rule
                      13d-3:

                      1,993,700

                 (b)  Percent of class:

                      9.8% (based on 20,367,504 shares outstanding as of October 8, 2004)

                 (c)  Number of shares as to which such person has:

                      (i)  sole power to vote or to direct the vote: None
                      (ii) shared power to vote or to direct the vote: 1,993,700
                      (iii) sole power to dispose or to direct the
                            disposition of: None
                      (iv) shared power to dispose or to direct disposition of:
                           1,993,700

Item 5      Ownership of Five Percent or Less of a Class:

                 As of the date hereof, Artisan Funds has ceased to be the beneficial owner of more than five percent of the common stock of Cellstar Corporation.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                 The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                 Not Applicable

Item 8      Identification and Classification of Members of the Group:

                 Not Applicable

Item 9      Notice of Dissolution of Group:

                 Not Applicable

Item 10     Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 9, 2005

                                ARTISAN INVESTMENT CORPORATION
                                for itself and as general partner of
                                ARTISAN PARTNERS LIMITED PARTNERSHIP


                                By: Lawrence A. Totsky*
                                    --------------------------------------------

                                ANDREW A. ZIEGLER


                                Andrew A. Ziegler*
                                ------------------------------------------------

                                CARLENE MURPHY ZIEGLER


                                Carlene Murphy Ziegler*
                                ------------------------------------------------


                                ARTISAN FUNDS, INC.


                                By: Lawrence A. Totsky*
                                    --------------------------------------------


                                *By: /s/ Lawrence A. Totsky
                                     -------------------------------------------
                                     Lawrence A. Totsky
                                     Chief Financial Officer of Artisan
                                     Investment Corporation
                                     Attorney-in-Fact for Andrew A. Ziegler
                                     Attorney-in-Fact for Carlene Murphy Ziegler
                                     Chief Financial Officer and Treasurer of
                                     Artisan Funds, Inc.

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of August 9, 2005 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler, and Artisan Funds, Inc.

Exhibit 2   Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3   Power of Attorney of Carlene M. Ziegler dated as of April 2, 2002